Exhibit 23.3

Calle 93 No. 15 – 40 Oficina 402, Bogotá - Colombia

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Flora Growth Inc. on Form F-1 of our report dated December 16, 2020 with respect to our audit of the financial statements of Kasa Wholefoods Company S.A.S. (the “Company”) as of and for the year ended, December 31, 2019, which report expresses and unqualified opinion and a paragraph relating to material uncertainty related to the Company’s ability to continue as a going concern, which is part of this Registration Statement.

Carlos Andres Molano Camelo

Partner

Mazars Colombia S.A.S. Bogotá, Colombia November 12, 2021